UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 16, 2008

THE CLOROX COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other

jurisdiction of

incorporation or

organization)

1-07151	31-0595760
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Broadway, Oakland, California 94612-1888

(Address of principal executive offices) (Zip code)

(510) 271-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On April 16, 2008, The Clorox Company (the “Company”) entered into a $1,200,000,000 five-year unsecured revolving credit agreement (the “Agreement”) with JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as administrative agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and BNP Paribas, as documentation agents, and certain other lenders party thereto. J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, acted as the joint lead arrangers and joint bookrunners under the Agreement. Citicorp USA, Inc. is also acting as the servicing agent under the Agreement. Amounts available under the Agreement are for general corporate purposes and to support the Company’s issuance of commercial paper.

Concurrently with the effectiveness of the Agreement, the Company terminated its existing credit agreement, dated as of December 7, 2004, among the Company, as borrower, Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as administrative agents, and the other agents and lenders from time to time party thereto, as amended. No material termination fees or penalties were incurred by the Company in connection with the termination of the existing credit agreement, which was due to mature on December 7, 2010.

All of the parties to the Agreement, directly or through affiliates, have pre-existing relationships with the Company, including one or more of the following: participating in prior credit facilities, share repurchase programs, bond offerings or derivative transactions; acting as dealers in the Company’s commercial paper programs or as foreign exchange traders; or providing commercial paper safekeeping, investment banking advisory, cash management or pension services.

The Agreement provides the terms under which the lenders will lend funds to the Company and contains customary representations and warranties and customary affirmative and negative covenants, including (among others) restrictions on liens, consolidations, mergers and asset sales. The only financial covenant in the Agreement is a consolidated leverage ratio. The Agreement also provides for customary events of default, including (among others) nonpayment, covenant defaults, breaches of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.

The Company has the option to elect one of two methods for calculating the interest due on borrowings (other than letters of credit) under the Agreement:

(A) the base rate, equal to the higher of (i) the rate set by Citibank, N.A. and publicly announced from time to time as its base rate and (ii) the sum of one half of one percent plus the federal funds rate;

or (B) a rate equal to the London Interbank Offered Rate, or LIBOR, plus an applicable margin depending on the Company’s long-term debt rating and utilization of the credit facility under the Agreement.

Letters of credit issued under the Agreement are subject to a letter of credit fee and related fronting fees. The Company may also solicit bids from the lenders for a competitive bid borrowing. The Company is required to pay a quarterly facility fee, which varies depending on the Company’s long-term debt rating.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information with respect to the termination of our previous credit agreement is set forth in Item 1.01 and is hereby incorporated in this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Credit Agreement, dated as of April 16, 2008 among The Clorox Company, the banks listed therein, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A. as Administrative Agents, Citicorp USA, Inc. as Servicing Agent and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and BNP Paribas as Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE CLOROX COMPANY

Date:	April 22, 2008	By:	/s/ Laura Stein
Senior Vice President & General Counsel

THE CLOROX COMPANY

FORM 8-K

INDEX TO EXHIBITS

Exhibit	Description

10.1	Credit Agreement, dated as of April 16, 2008 among The Clorox Company, the banks listed therein, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A. as Administrative Agents, Citicorp USA, Inc. as Servicing Agent and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and BNP Paribas as Documentation Agents.